Exhibit 24(b) 4.18.
ReliaStar Life Insurance Company
A Stock Company
Home Office:	ING Minot Service Center:
20 Washington Avenue South	P.O. Box 5050
Minneapolis, Minnesota 55401	Minot, North Dakota 58702-5050
Loan Endorsement
The Contract, Policy or Certificate, whichever is applicable, is endorsed as follows:
1	.	For all loans issued prior to January 1, 2002, the following loan provisions apply:
Loan Repayment: Each loan payment must be received within 27 days following the payment due date. A payment received beyond 27 days after the due date is considered a missed payment. If the amount of the
Contract Value available for distribution is sufficient to repay the missed payment, that amount will be deducted from the Contract Value. A loan may be paid in full at any time.
If the amount of the Contract Value available for distribution is not sufficient to repay the missed payment and you have missed four (4) loan payments, the entire loan will be in default and handled as described in "Loan Default".
If the 27 day period after the due date of the fourth missed payment extends beyond the calendar quarter, the entire loan will be in default and handled as described in "Loan Default".
2	.	For all loans which are effective on or after January 1, 2002, the following loan provisions apply:
(A)	Contract Value: The total of all Purchase Payments, less prior withdrawals, including early withdrawal charges, less applicable taxes, and plus all interest earned.
(B)	Outstanding Loan Balance: The total of all existing loans, plus any accumulated loan interest, less any loan repayments.
(C)	General: Loans are granted (1) as permitted under applicable law; (2) subject to the terms and conditions of the loan agreement; and (3) in accordance with the provisions of this Section.
A loan may affect the interest credited to the Contract Value in the future, either up or down.
We reserve the right to delay issuing a loan for up to six months.
Any Outstanding Loan Balance and any applicable Contract Charges will not be included in the amount available under the Contract for payment upon death, withdrawal or election of an annuity option.
The maximum number of loans is as provided under the Contract and as otherwise provided by applicable law and regulations. On a non-discriminatory basis, we reserve the right to restrict loans after you reach age
70 1/2.
We reserve the right as provided under the Contract and as otherwise provided by applicable law and regulations, to (i) not permit new loans or (ii) reduce the maximum amounts that may be borrowed.
We have a prior lien against the Contract for any money owed us under it. Our lien is superior to the claim of any assignee or other person.
(D)	Amount available for loan: Prior to an election of an annuity option or attaining age 70 1/2, the amount available for loan is limited to the Contract Value attributable to Purchase Payments subject to any Plan vesting limits as determined by the contract holder, owner or plan sponsor (whichever is applicable).
Amounts available from some investment options may be subject to limitations specified in the Contract and loan agreement.
The minimum loan amount is defined in the loan agreement.

Form No. 03905 01-02	LOAN ENDORSEMENT	Page 1

(i) For plans subject to ERISA, the maximum loan amount is the lesser of:

			(1)	Fifty percent (50%) of the vested Contract Value, reduced by the amount of any Outstanding
Loan Balance on the loan effective date; or

			(2)	Fifty thousand dollars ($50,000) reduced by the highest Outstanding Loan Balance for the preceding 12 months.

(ii) For plans not subject to ERISA, the maximum loan amount is the lesser of:

			(1)	Fifty thousand dollars ($50,000) reduced by the highest Outstanding Loan Balance for the preceding 12 months; or

			(2)	The lesser of (i) the withdrawal value; or (ii) the greater of ten thousand dollars ($10,000) or fifty percent (50%) of the vested Contract Value reduced by the amount of any Outstanding Loan
Balance on the loan effective date.

The total amount of all outstanding loans cannot exceed $50,000.

If the amount of a loan violates applicable IRS requirements, the amount of the loan in excess of the applicable limitation will be reported to the IRS as a distribution.

		(E)	Loan Interest Rate: The Loan Interest Rate we charge on a loan will never be greater than 8% on an annual basis.

		(F)	Loan Repayment: A loan may be repaid as described in the loan agreement, or paid in full at any time.

3	.	For all loans, the following loan provisions apply:

		(A)	Loan Default: If we do not receive a loan payment as required, the entire loan balance will be in default, will be reported to the Internal Revenue Service (IRS) on IRS Form 1099-R for the year that the default occurred and will be treated as follows:

(i) If the amount of the Contract Value available for distribution is sufficient to repay (a) the entire loan balance plus (b) any Withdrawal Charge due on the entire loan balance, that amount is deducted from the Contract Value; or

(ii) If the amount of the Contract Value available for distribution is not sufficient to repay (a) the entire loan balance plus (b) any Withdrawal Charge due on the entire loan balance, the interest will continue to be charged on the defaulted amount (e.g., the entire loan balance) until it is repaid in its entirety or until the Contract Value is sufficient to repay the total amount due in (a) and (b) above. This will generally be when you or the Annuitant (whichever is applicable) reaches age 59 1/2 or separates from service.

		(B)	Security of Loan: A portion of the Contract Value equal to the Outstanding Loan Balance will be segregated as security for the loan. This portion of the Contract Value will continue to earn interest as described in the
Contract.

Endorsed and made a part of the Contract, Policy or Certificate, whichever is applicable, on January 1, 2002.

/s/ Donald W. Britton

President
ReliaStar Life Insurance Company

Form No. 03905 01-02			LOAN ENDORSEMENT	Page 2